EXHIBIT 10.2

TRANSITION AND SEPARATION AGREEMENT
This Transition and Separation Agreement (this “Agreement”), effective as of April 25, 2017 (the “Effective Date”), is entered into by and between Aon Corporation, a Delaware corporation (the “Company”), and Kristi Savacool (the “Executive”).
WHEREAS, the Company and the Executive previously entered into an employment agreement effective February 24, 2015 (the “Prior Agreement”);
WHEREAS, the Company desires to enter into an agreement regarding the Executive’s continued employment from the Effective Date to December 31, 2017 (the “Transition Period”), the Executive’s separation from employment with the Company and its affiliates to be effective December 31, 2017 (the “Separation Date”), and the Executive’s release of claims, upon the terms and conditions set forth herein; and
WHEREAS, upon execution of this Agreement by the Company and the Executive, the Prior Agreement shall be superseded and replaced in its entirety and shall have no further force or effect (except as otherwise explicitly set forth herein).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.	Transition. The Company will employ the Executive during the Transition Period under the title of Special Advisor to the CEO.

2.
Responsibilities. During the Transition Period, the Executive will report to the Chief Executive Officer of the Company (the “CEO”), and her responsibilities will focus on oversight of the separation of the outsourcing business in a manner that delivers full value capture for all parties, and such other special projects and other responsibilities as determined by mutual agreement with the CEO. In addition, during the Transition Period, the Executive will work toward achievement of the Transition Goals as set forth in Section 5(b).

3.	Salary and Benefits.

a.
Base Salary. During the Transition Period, the Company will pay the Executive a base salary at a rate of $800,000 per year (the “Base Salary”), payable in accordance with the Company’s payroll policies.

b.
Employee Benefits. During the Transition Period, the Executive will be entitled to participate in the Company’s employee benefit plans generally available to senior employees of the Company, in accordance with the terms of such plans, including the Northwestern Executive Health Plan. Nothing in this Agreement will require the Company to establish, maintain, or continue any of the benefits already in existence or hereafter adopted for senior employees of the Company, and nothing in this Agreement will restrict the right of the Company to amend, modify, or terminate such programs.

c.
Executive Relocation. The Company will relocate the Executive from one residence in Illinois to one new residence in Nevada or Washington, in accordance with the Aon Senior Executive Domestic Transfer Policy. In addition, the Company will provide price protection for the sale of the Executive’s Illinois residence of up to $300,000 gross as compared to the original purchase price.

d.	Legal Fees. The Company will pay the legal fees incurred by Executive in connection with the negotiation and execution of this Agreement, up to a maximum amount of $25,000.

e.
Expense Reimbursement. In accordance with Company policies and procedures and on prescribed Company forms, the Company will reimburse the Executive for all proper expenses incurred by the Executive in the performance of her duties hereunder.

4.	Separation.

a.
Separation on the Separation Date. Unless earlier terminated as provided herein, the Executive’s employment with the Company shall terminate on the Separation Date. Such termination on the Separation Date shall be deemed a termination of employment “without Cause” by mutual agreement for purposes of this Agreement and the Company’s compensation and benefit plans. The Company will pay the Executive (i) all accrued but unpaid base salary and vested benefits (subject to Section 5) as of the Separation Date, payable in accordance with the applicable Company policy, plan, or program, and (ii) subject to the terms and conditions set forth in Sections 5 and 6, the payments and benefits set forth in Sections 5 and 6. The Executive’s eligibility to participate in the Company’s employee benefit plans generally available to senior employees of the Company, including without limitation health care plans, shall terminate as of the Separation Date, subject to any applicable rights pursuant to COBRA.

b.	Separation

i.
Death or Disability. In the event of the death or total disability of the Executive (as defined under the Aon Long Term Disability Plan or its successor plan), or in the event that the Executive becomes otherwise disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Executive’s duties and responsibilities for one hundred eighty (180) consecutive calendar days, in each case occurring:

(1)
Prior to July 1, 2017, then the Executive (or her beneficiary per Section 9(b) below) shall receive unpaid Agreement Payments (as defined below), but with each Agreement Payment discounted by 20%, and with each such Agreement Payment paid on the date that it would have been paid had the Executive not died or become disabled; or

(2)
On or after July 1, 2017 and until the Separation Date, then the Executive (or her beneficiary per Section 9(b) below) shall receive unpaid Agreement Payments, without discount, and paid on the date that it would have been paid had the Executive not died or become disabled.

For purposes of this Section 4(b)(i), the term “Agreement Payments” shall mean all Base Salary through the Transition Period, any outstanding amounts under Sections 3(c), 3(d), or 3(e), and all payments and benefits set forth in Sections 5 and 6.

ii.
By the Executive. During the Transition Period, this Agreement and the Executive’s employment hereunder may be terminated by the Executive on no less than thirty (30) days advance notice by the Executive. The notice will specify the termination date, provided that the Company may require the Executive to leave Company premises immediately upon giving of notice. In the event of such a termination, the Company will pay Executive all accrued by unpaid Base Salary and vested benefits as of the termination date, payable in accordance with the applicable Company policy, plan, or program.

iii.
For Cause. During the Term, the Company may terminate this Agreement for Cause, effective immediately by written notice of termination given to the Executive setting forth the basis for such termination. For the purposes of this Agreement, “Cause” will mean the Executive’s: (A) performing a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Executive’s employment with the Company, or breach of the duty of loyalty to the Company; (B) performing an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment, which after investigation, the Company reasonably concludes will result in material exposure to the Company’s business reputation or counsel to the Company reasonably concludes will result in material liability being imposed on the Company and/or the Executive; (C) material violation of the Company’s written policies and procedures including, but not limited to, the Aon Code of Business Conduct; (D) material non-compliance with the terms of this Agreement, including but not limited to Section 8, which is not cured within twenty (20) days after written notice (with specificity as to the noncompliance) is given to the Executive; or (E) admission or conviction of, or a plea of nolo contendere, to a felony or any crime involving moral turpitude or misrepresentation. In the event of a termination for Cause, the Company will only be required to pay or provide to the Executive all accrued but unpaid Base Salary and benefits as of the date of such termination; provided, however, that in such event the Executive will not be waiving her rights or entitlements pursuant to any employee benefit plan or program or equity plan or agreement.

c.	Effecting Termination on the Separation Date. As of the Separation Date, the Executive agrees that the Secretary of the Company may, as an irrevocable proxy and in the Executive’s name and stead, execute all documents and things which the Company deems necessary and desirable to effect the Executive’s resignation as an officer or director of the Company or any of its affiliates, parent companies, or subsidiaries.

d.
Obligations Upon Separation. Upon the Separation Date, the obligations of the parties under this Agreement and the Prior Agreement will cease, except as otherwise explicitly set forth in this Agreement. The Executive will continue to be indemnified and held harmless to the maximum extent provided under the Company’s charter, by-laws and applicable law for her acts and omissions to act through the Separation Date, which indemnification shall survive her termination of employment. Executive will continue to be insured under policies of directors and officers liability insurance to the fullest extent provided for former officers or directors under the applicable policy(ies); provided, such insurance coverage may be terminated if Aon terminates coverage generally for all officers and directors. Nothing in this Agreement or its Exhibits waives the Executive’s right to make any claim under any director and officer liability insurance coverage provided by the Company for acts or omissions by Executive while an executive officer of the Company or any affiliate.

e.
Copy of Restrictive Covenants. The Executive agrees that, prior to the commencement of any new employment in the insurance brokerage, reinsurance brokerage or human capital consulting business, the Executive will furnish the prospective new employer with a complete and accurate copy of the text of the restrictive covenant obligation the Executive has to Aon (the “Restrictive Covenant Text”) under Section 8 of this Agreement. The Executive also agrees that the Company may advise any prospective new employer of the existence and terms of such restrictive covenants and furnish the prospective new employer with a copy of the Restrictive Covenant Text.

5.
Separation Payments. Contingent upon the Executive’s (a) continued employment with the Company through the Separation Date, (b) continued compliance with the provisions of Section 8 herein, and (c) execution and return (and non-revocation) of a general release of claims agreement in the form attached hereto as Exhibit A (the “Release”) within 21 calendar days after receiving such agreement (but not before the Separation Date), the Executive shall be eligible to receive, in addition to the other benefits and consideration conferred upon her by virtue of this Agreement, the following payments and benefits in exchange for her remaining employed during the Transition Period, agreeing to the restrictive covenants in Section 8, and agreeing to the other terms and conditions in this Agreement (the “Separation Payments”):

a.
A cash payment in the amount of $3,000,000 in recognition of exemplary leadership and contributions during 2017, payable as follows: (i) $2,200,000 no earlier than January 1, 2018 and no later than February 28, 2018; and (ii) $800,000 payable on July 1, 2018; and

b.
A discretionary cash payment in an amount up to $3,000,000, payable no earlier than January 1, 2018 and no later than March 15, 2018. The actual amount will be determined by the Company’s CEO through a qualitative, holistic assessment of Executive’s overall performance, including, without limitation, consideration of facts such as:

i.	The retention by the Company and by Tempo (as defined below) of designated “white glove” clients at 2017 year-over-year recurring revenue, considering pre-deal book of business retention rate;

ii.	The overall success of the Company’s Tempo divestiture; and

iii.	Effective transition of Aon Hewitt to Aon target model.
For purposes of this Section 5(b), the term “Tempo” shall mean the business to be formed by the buyer in connection with Aon’s sale of its benefits administration and HR BPO platform, and any successor to that business.

6.
Equity Awards. The Executive’s equity awards issued under the Aon plc Amended and Restated 2011 Incentive Plan in connection with the Leadership Performance Program (“LPP”) for the 2014-2016 performance cycle (“LPP9”), the 2015-2017 performance cycle (“LPP10”), and the 2015-2018 performance cycle (“LPP11”) will continue to be governed by the terms and conditions of the applicable plan documents. Notwithstanding the foregoing provisions of this Section 6 and anything to the contrary contained in the LPP10 or LPP11 plan documents, and contingent upon the Executive’s (a) continued employment with the Company through the Separation Date, (b) continued compliance with the provisions of Section 8 herein, and (c) execution and return (and non-revocation) of the Release, the Executive’s LPP10 and LPP11 awards shall be determined and paid as though the Executive had continued employment with the Company through the payment date. The Executive’s Incentive Stock Plan (“ISP”) awards for 2014, 2015 and 2016 will continue to be governed by the terms and conditions of the applicable plan documents.

7.
Acknowledgments. The Executive understands and agrees that she would not otherwise be eligible for, or entitled to, any of the payments or other benefits set forth in this Agreement if she did not enter into this Agreement. Further, by signing this Agreement, the Executive agrees that she is not entitled to any additional payments and/or benefits that are not specifically listed in this Agreement including, but not limited to, any benefits under the Prior Agreement, any benefits under any tax equalization policy, and/or any applicable Aon bonus or incentive plan, except for those payments or benefits in which she has a vested right pursuant to the terms of the applicable plans or agreements, and applicable law.

8.	Restrictive Covenants.

a.
General. The Executive acknowledges that in the course of her employment with the Company and any predecessor or affiliated company, the Executive has become familiar with trade secret and other confidential information concerning the Company and their subsidiaries (collectively “Aon”). The Executive further acknowledges and agrees that her services as a senior executive of the Company have been, and are, of special, unique, and extraordinary value to the Company and its affiliates.

b.	Noncompetition.

i.
The Executive agrees that for a period of two years after the Separation Date (the “Noncompetition Period”) the Executive will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, (x) engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the business of insurance brokerage, reinsurance brokerage, employee benefits brokerage and benefits and human resources consulting and administration and cloud-based human resources solutions or deployment (the “Specified Business”) provided that such Specified Business represents, or is reasonably expected to represent, the greater of $400 million dollars or at least 55% of the business’ annual gross revenue, respectively, in the fiscal year prior to the Executive becoming affiliated with such entity or in the fiscal year of such affiliation (the “Limits”) or (y) provide services to (A) a Listed Major Competitor (as defined below), or a successor in interest to all or substantially all of the assets of a Listed Major Competitor, within a business unit or division that engages in a Specified Business or would be a Specified Business if the definition of “Specified Business” included human resources business process outsourcing services or (B) any business (or any entity owning such business) which is spun-off or otherwise disposed of by a Listed Major competitor if (I) such spun-off or otherwise disposed business is a Specified Business or would be a Specified Business if the definition of “Specified Business” included human resources business process outsourcing services and (II) the Limits are satisfied, with the Limits being calculated based only on the spun-off or otherwise disposed business. Service to a business unit or division of a Listed Major Competitor that is not a business unit or division described in (A) above shall not be a violation of this Section 8(b). This restriction will apply in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

ii.
Without limiting the generality of the foregoing prohibition, the following businesses are the “Listed Major Competitors”: Marsh & McLennan Companies, Inc.; Willis Group Holdings Limited; Towers Watson & Co.; the Hay Group; Xerox Corporation; Fidelity Investments; Accenture pic; International Business Machines Corporation; and any entity that satisfies the criteria in the following sentence. A Listed Major Competitor shall also include any entity that is involved in human resources business process outsourcing services (x) in which more than 50% of the voting power to elect directors is owned by private equity funds, directly or indirectly, and (y) that has indicated (by words or actions) that its intent is to become a significant competitor to the Company with respect to human resources business process outsourcing services generally.

iii.
For purposes of this Section 8(b): (x) “benefits and human resources administration” means providing recordkeeping services to and for retirement plans and health and other welfare benefit plans and designing, implementing and maintaining health care exchanges for retiree and active populations under health and other welfare benefit plans, whether independent or as part of a health insurance provider service (e.g., Aetna, Blue Cross Blue Shield, etc.) or health care provider (e.g., Kaiser or UPMC); (y) “benefits and human resources consulting” means providing consulting or actuarial services to clients in their capacity as employers and/or sponsors of retirement plans and health and other welfare plans, including investment consulting and delegated investment consulting for retirement plans and pension risk transfer advice and execution, but shall not include management consulting services; and (z) neither payroll services nor outsourcing services (other than the aforesaid recordkeeping or consulting to employers and/or sponsors as to selection of vendors) shall be within the meaning of “benefits and human resources consulting and administration.”

iv.
Furthermore, in calculating the Limits, any entity’s revenues from subsegments of a segment of the Company that represents less than 10% of the revenues of Aon Hewitt in the fiscal year prior to the termination of the Executive’s employment with the Company shall not be considered as revenues of the Specified Businesses.

c.
Nonsolicitation. The Executive further agrees that during the Noncompetition Period the Executive will not in any manner, directly or indirectly, induce or attempt to induce any employee of Aon to terminate or abandon his or her employment with Aon for any purpose whatsoever.

d.
Exceptions. Nothing in this Section 8 will prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of note more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

e.
Trade Secrets and Confidential Information. The Executive acknowledges that Aon’s business depends to a significant degree upon the possession of confidential, proprietary and trade secret information which is not generally known to others, and that the profitability of the business of Aon requires that this information remain proprietary to Aon.

The Executive will not, except as required in the course of employment by the Company, disclose or use during or subsequent to the course of employment, any trade secrets or confidential or proprietary information relating to the business of Aon of which the Executive becomes aware by reason of being employed by the Company or to which the Executive gains access during her employment by the Company and which has not been publicly disclosed (other than by the Executive in breach of this provision). Such information includes client and customer lists, data, records, computer programs, manuals, processes, methods and intangible rights which are either developed by the Executive during the course of employment or to which the Executive has access. All records and equipment and other materials relating in any way to any confidential information relating to clients or to the business of Aon will be and remain the sole property of Aon during and after the end of employment. Notwithstanding the foregoing, the Executive may comply with legal process or governmental inquiry after, to the extent legally permitted, giving Aon written notice of record thereof.

f.
Inventions. The Executive hereby assigns to the Company her entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Term of Employment, which may pertain directly or indirectly to the business of Aon. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure will be made in writing promptly following any such request. The Executive will, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable Aon to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries.

g.
Reformation. If, at any time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law. This Agreement will not authorize a court to increase or broaden any of the restrictions of this Section 8.

h.
Consideration; Breach. The Company and the Executive agree that the payments to be made by the Company to the Executive pursuant to Sections 3 and 5 hereof will be made and provided expressly in consideration of the Executive’s agreements contained in, and continued compliance with, this Section 8. In the event that the Company determines that the Executive has committed a material breach of any provision of Section 8 hereof, on written notice to the Executive setting forth the basis for such determination, the Company will be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Sections 3 and 5 hereof and upon such termination the Company will have no further liability to the Executive under this Agreement; provided, however, that if a court of law determines that no such material breach occurred, the Company will be obligated to make such payments in a timely manner.

i.
Company’s Right to Injunctive Relief. The Executive acknowledges that the Executive’s services to the Company are of a unique character which gives them a special value to the Company, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of Section 8 of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company will be entitled to injunctive relief for a breach of this Agreement by the Executive.

j.
Return of Property. Upon the Separation Date or upon the Company’s request (whichever is earlier), the Executive will promptly return to the Company all materials and all copies or tangible embodiments of materials involving any confidential information in the Executive’s possession or control, except as otherwise provided by law or in Section 12 below. Notwithstanding the foregoing, and contingent upon satisfying the Company’s security protocols, Executive will be permitted to retain Company-provided laptop and mobile phone after the Separation Date.

9.	Mergers and Consolidations; Assignability.

a.
The rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement will not be assignable by the Executive, but in the event of the Executive’s death it will be binding upon and inure to the benefit of the Executive’s beneficiary (per Section 9(b) below) and legal representatives to the extent required to effectuate its terms.

b.
With the exception of compensation in respect of Equity Awards referenced in Section 6, which will continue to be governed by the respective Plan documents, the Executive may name a beneficiary or beneficiaries to receive any Agreement Payments following the Executive’s death by giving the Company written notice thereof. In the event there is no such named beneficiary, or no surviving named beneficiary, such compensation and benefits shall be paid to the Executive’s surviving spouse, or, if none, to the Executive’s estate.

10.	Release.

a.
For and in consideration of the payments and benefits provided, or to be provided, to the Executive under this Agreement, the Executive, and anyone claiming through her or on her behalf, hereby waives and releases the Released Parties (as defined below) with respect to any and all claims, whether currently known or unknown, that the Executive now has or ever has had against a Released Party arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Agreement. “Released Parties” include (A) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, (B) each of the foregoing entities’ and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, executives, employees, and attorneys, and (C) the predecessors, successors and assigns of each of the foregoing persons and entities. Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to:

i.
All claims arising out of or related in any way to her employment, compensation, other terms and conditions of employment, or termination from employment, including, without limitation, claims with respect to any advance notice of termination and claims arising out of the Prior Agreements or any other employment agreements, change in control agreements, bonus plans, incentive plans or awards, severance plans or policies, stock plans or policies, relocation letters or any other employee benefit plans;

ii.
All claims that were or could have been asserted by the Executive or on her behalf: (A) in any federal, state, or local court, commission, or agency; or (B) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

iii.
All claims that were or could have been asserted by the Executive or on her behalf under: (A) the Age Discrimination in Employment Act (the “ADEA”) and the Older Worker Benefit Protection Act (the “OWBPA”); and (B) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, Executive Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act and all applicable state, county or other local fair employment laws.

b.
Exceptions. Notwithstanding the foregoing, the releases and waivers in this Agreement shall not apply to any claim for unemployment or workers’ compensation, any claim for vested benefits under any employee benefit plan, any claim that by law is non-waivable, any claim as a stockholder of Aon plc, or any claim to rights pursuant to this Agreement (including, without limitation, the last sentence of Section 4(d), Section 5, Section 6, and the last sentence of Section 7).

c.
No Further Obligations; Additional Representations. In the event of any further proceedings based upon any released matter, Aon shall have no further monetary or other obligation of any kind to the Executive, and the Executive hereby waives any such monetary or other recovery (provided that nothing limits the Executive’s rights under Section 12 below). The Executive represents and warrants that: (i) there has not been filed by the Executive or on the Executive’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that the Executive need not disclose to the Company, and the foregoing representation and warranty in this subpart (c) does not apply to, conduct or matters described in Section 12 below); (ii) the Executive is the sole owner of the claims that are released in this Section 10; (iii) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (iv) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

d.
Specific Rights Under OWBPA. They Executive understands and agrees that: (i) this is the full and final release of all claims against the Company and the other Released Parties through the date she signs this Agreement; (ii) the Executive knowingly and voluntarily releases claims hereunder for valuable consideration; (iii) the Executive hereby is and has been advised of her right to have her attorney review this Agreement before signing it; (iv) the Executive has twenty-one (21) days to consider whether to sign this Agreement; and (v) the Executive may, at her sole option, revoke this Agreement upon written notice within seven (7) days after signing it. This Agreement will not become effective until this seven (7) day period has expired and will be void if she revokes it within such period. Although the Executive is releasing claims that she may have under the ADEA and the OWBPA, she understands that she may challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the EEOC, the NLRB, or any other federal state or local agency charged with the enforcement of any employment laws.

11.
Future Conduct. The Executive agrees that she shall refrain from, and the Company agrees that it shall use reasonable efforts to refrain from, all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the other such party or, with respect to the Executive’s conduct any of the other Released Parties, provided that nothing herein shall prohibit the Executive from exercising her rights detailed in Section 12 or prohibit either party from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. The Executive agrees that she has no present or future right to employment with the Company or any of the other Released Parties. Subject to and except as otherwise provided in Section 12 of this Agreement the Executive shall cooperate fully with the Company and the other Released Parties in transitioning her responsibilities as requested by the Company.

The Executive agrees, subject to the advice of legal counsel, to voluntarily make herself reasonably available to the Company and its legal counsel, at the Company’s request, without the necessity of obtaining a subpoena or court order, in the Company’s investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter. Subject to the advice of legal counsel, the Executive agrees to provide any information reasonably within the Executive’s recollection. If the Executive is required to devote more than one business day per quarter to fulfilling her obligations under this provision, then the Company shall pay her a per diem fee for any partial or full days in excess of one day per quarter spent providing services under this provision, at a per diem rate based on the annual rate of compensation in effect for the Executive at the time the Executive’s employment terminated. Payment or reimbursement of the Executive’s expenses will be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year will not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year. Additionally, any right to expense reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

12.
Protected Rights. Nothing in this Agreement is intended to limit in any way the Executive’s right or ability to report possible violations of law or regulation to, or file a charge or complaint with, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local agencies or commissions (collectively, “Government Agencies”). The Executive further understands that nothing in this Agreement limits the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit the Executive’s ability to disclose in confidence trade secrets to Government Agencies, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. This Agreement does not limit the Executive’s ability to receive an award from a Government Agency for information provided by the Executive to such Government Agency.

13.	Miscellaneous.

a.
Integration; Amendment; Counterparts. Except as is otherwise provided herein, this Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting the subject matter of this Agreement; provided, however, that the parties specifically acknowledge that the Change in Control Agreement between the parties, dated February 24, 2015, is not superseded by this Agreement. This Agreement may not be amended, altered, or modified without the prior written consent of both parties and such instrument must acknowledge that it is an amendment or modification of this Agreement. This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument. Any signature delivered via .pdf file shall be the same as an original signature.

b.
Waiver. Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver must be in writing.

c.
Captions. The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect. If any caption is inconsistent with any provision of this Agreement, such provision will govern.

d.
Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the parties hereunder, will be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the federal and state courts located in Chicago, Illinois, and agree that any claim which may be brought in a court of law or equity may be brought in any such Chicago, Illinois court.

e.
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable for any reason, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

f.
Notice. All notices given hereunder will be in writing and will be sent by registered or certified mail or delivered by hand and, if intended for the Company, will be addressed to it or delivered to it at its principal office for the attention of the Chief Human Resources Officer of the Company. If intended for the Executive, notices will be delivered personally or will be addressed (if sent by mail) to the Executive’s then current residence address as shown on the Company’s records, or to such other address as the Executive directs in a notice to the Company. All notices will be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

g.
Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulatory and interpretative guidance issued thereunder (“Code Section 409A”) to the extent applicable thereto. The time and form of payment of incentive compensation, disability benefits, severance payments, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this Agreement, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be payable at the same time and in the same form as such amounts would have been paid. Further, if the Executive is a “specified employee” and if any equity-based awards granted to the Executive by the Company, pursuant to this Agreement or otherwise, continue to vest upon the Executive’s termination of employment, and are deemed a “deferral of compensation” (as such term is described under Code Section 409A), the equity-based awards will not be settled or released until the expiration of the Delay Period. For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which the Executive is entitled will be treated as a separate payment. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.
All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses actually incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit.
For purposes of this Agreement, the terms “retirement,” “termination of employment,” “terminated,” “termination,” “this Agreement will be terminated” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.
If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are payments due the Executive that are subject to Code Section 409A (and not exempt from Code Section 409A) that are: (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.
Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, Executives or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.
The provisions of this Agreement will be construed in a manner in favor of complying with any applicable requirements of Code Section 409A to avoid taxation under Code Section 409A. If any compensation or benefits provided by this Agreement result in the application of Code Section 409A, the Company will modify this Agreement in the least restrictive manner necessary in order to comply with the provisions of Code Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without material diminution in the value of the payments or benefits to the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend to be bound by its terms.

AON CORPORATION By: Printed Name: Its: Date:

I have read the above Agreement and understand and agree to be bound by its terms.

Kristi Savacool Date:

EXHIBIT A
GENERAL RELEASE OF CLAIMS
This General Release of Claims Agreement (this “Release”) is entered into by and between Aon Corporation, a Delaware corporation (the “Company”), and Kristi Savacool (the “Executive”).
WHEREAS, the Company and the Executive previously entered into a Transition and Separation Agreement executed by the Executive on April 25, 2017 (the “Agreement”); and
WHEREAS, Sections 5 and 6 of the Agreement provide that certain payments and benefits are to be paid or provided to the Executive in exchange for, and contingent upon, among other things, the Executive’s execution (and non-revocation) of this Release as set forth in the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement and herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.
Release. The Executive, and anyone claiming through her or on her behalf, hereby waives and releases the Released Parties (as defined below) with respect to any and all claims, whether currently known or unknown, that the Executive now has or ever has had against a Released Party arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Release. “Released Parties” include (A) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, (B) each of the foregoing entities’ and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, executives, employees, and attorneys, and (C) the predecessors, successors and assigns of each of the foregoing persons and entities. Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to:

a.
All claims arising out of or related in any way to her employment, compensation, other terms and conditions of employment, or termination from employment, including, without limitation, claims arising out of any employment agreements, change in control agreements, bonus plans, incentive plans or awards, severance plans or policies, stock plans or policies, relocation letters or any other employee benefit plans; and

b.
All claims that were or could have been asserted by the Executive or on her behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

c.	All claims that were or could have been asserted by the Executive or on her behalf under: (i) the Age Discrimination in Employment Act (the “ADEA”) and the Older Worker Benefit

Protection Act (the “OWBPA”); and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act and all applicable state, county or other local fair employment laws.

2.
Exceptions. Notwithstanding the foregoing, the releases and waivers in this Release shall not apply to any claim: (A) for unemployment or workers’ compensation, (B) for vested benefits under any employee benefit plan, (C) that by law is non-waivable, (D) for payments or benefits under Section 5, 6, or 7 of the Agreement, (E) as a stockholder of Aon plc, or (F) for indemnification pursuant to Section 4(d) of the Agreement or applicable law and for coverage as an insured under directors and officers liability insurance.

3.
No Further Obligations; Additional Representations. In the event of any further proceedings based upon any released matter, the Company, its affiliates, parent companies, and subsidiaries (collectively, “Aon”) shall have no further monetary or other obligation of any kind to the Executive, and the Executive hereby waives any such monetary or other recovery (provided that nothing limits the Executive’s rights under Section 5 below). The Executive represents and warrants that: (A) there has not been filed by the Executive or on the Executive’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that the Executive need not disclose to the Company, and the foregoing representation and warranty in this subpart (A) does not apply to, conduct or matters described in Section 5 below); (B) the Executive is the sole owner of the claims that are released in Section 1 above; (C) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (D) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release.

4.
Specific Rights Under OWBPA. The Executive understands and agrees that: (A) this is the full and final release of all claims against Aon through the date she signs this Release; (B) the Executive knowingly and voluntarily releases claims hereunder for valuable consideration; (C) the Executive hereby is and has been advised of her right to have her attorney review this Release before signing it; (D) the Executive has twenty-one (21) days to consider whether to sign this Release; and (E) the Executive may, at her sole option, revoke this Release upon written notice within seven (7) days after signing it. This Release will not become effective until this seven (7) day period has expired and will be void if she revokes it within such period. Although the Executive is releasing claims that she may have under the ADEA and the OWBPA, she understands that she may challenge the knowing and voluntary nature of this Release under the OWBPA and the ADEA before a court, the EEOC, the NLRB, or any other federal state or local agency charged with the enforcement of any employment laws.

5.
Protected Rights. Nothing in this Release is intended to limit in any way the Executive’s right or ability to report possible violations of law or regulation to, or file a charge or complaint with, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local agencies or commissions (collectively, “Government Agencies”). The Executive further understands that nothing in this Release limits the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit the Executive’s ability to receive an award from a Government Agency for information provided by the Executive to such Government Agency.

IN WITNESS WHEREOF, the parties hereto have executed this Release and intend to be bound by its terms.

AON CORPORATION By: Printed Name: Its: Date:

I have read the above Release and understand and agree to be bound by its terms.

Kristi Savacool Date: